CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated August 28, 2013 on the financial statements of the Wegener Adaptive Growth Fund (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 9 under the Securities Act of 1933 and Post-Effective Amendment No. 10 under the Investment Company Act of 1940 to Wegener Adaptive Growth Fund’s Registration Statement on Form N-1A (File Nos. 333-132055 and 811-21860), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

October 29, 2013